EXHIBIT 21

NAME OF SUBSIDIARY	INCORPORATION	OWNED
AHT, Inc.	Pennsylvania	100
Centrum Promocji Jakosci Stali Sp. z o.o.	Poland	50
CMC (Australia) Pty Limited	Australia	100
CMC (Beijing) International Trade Company Limited	China	100
CMC Centrozlom Sp. z o.o.	Poland	100
CMC Cometals Processing, Inc.	Texas	100
CMC Commercial Metals Cyprus Limited	Cyprus	100
CMC Commercial Metals de Mexico S de RL de CV	Mexico	100
CMC Europe GmbH	Switzerland	100
CMC Fareast Limited	Hong Kong	100
CMC GH, LLC	Delaware	100
CMC GH, Ltd.	Bermuda	100
CMC International GmbH	Switzerland	100
CMC Oil Company	Texas	100
CMC Putex Sp. z o.o.	Poland	100
CMC Receivables, Inc.	Delaware	100
CMC Recycling Singapore Pte., Limited	Singapore	100
CMCR, LLC	Delaware	100
CMC S.E. Asia Pte Ltd	Singapore	100
CMC GH Sisak d.o.o.	Croatia	100
CMC Steel Fabricators, Inc.	Texas	100
CMC UK Limited	England	100
CMC Zawiercie S.A.	Poland	99
CMCLUX, S.a r.l.	Luxembourg	100
Coil Steels Group Pty Limited	Australia	100
Coil Steels Properties Pty Limited	Australia	100
Com Met Company, S.a r.l.	Luxembourg	100
Cometals China, Inc.	Texas	100
Cometals Far East, Inc.	Texas	100
Commercial Metals (Bermuda), L.P.	Bermuda	100
Commercial Metals Company US (Luxembourg), S.C.S.	Luxembourg	100
Commercial Metals Company US LLC	Delaware	100
Commercial Metals Deutschland GmbH	Germany	100
Commercial Metals International GmbH	Switzerland	100
Commercial Metals SF/JV Company	Tennessee	100
Commonwealth Acquisitions Holdings, Inc.	Delaware	100
G.A.M. Steel Pty. Ltd.	Australia	100
Howell Metal Company	Virginia	100
Owen Electric Steel Company of South Carolina	South Carolina	100
Owen Industrial Products, Inc.	South Carolina	100
Scrapena S.A.	Poland	99
SMI Steel LLC	Alabama	100
SMI-Owen Steel Company, Inc.	South Carolina	100
Steel Products de Mexico, S.A. de C.V.	Mexico	100
Structural Metals, Inc.	Texas	100